UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2007

SBD International Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-32528	20-4357915

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6464 N W 5th Court, Ft. Lauderdale, Florida 33039

(Address of principal executive offices) (Zip Code)

(954) 489-2961 fax 954 489 -2962

(Registrant’s telephone number, including area code)

Former Address

(2534 N Miami Ave, Miami Fl 33127 (305-573-9339)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

          SiteWorks Building & Development, LLC, a Florida limited liability company and wholly owned subsidiary of SBD International Inc. (“Siteworks”) announced the entry into a definitive joint venture agreement on February 7, 2007, with Owen Baynard and/or his assigns et al. (“Baynard”) for the construction of two hundred forty seven units of affordable housing (the “Housing Project”) at an estimated cost of forty million dollars ($40,000,000) (the “Construction Cost”). The new venture will be called “Chiefland Partners” and will be formed as a Florida limited liability company.

          Pursuant to the terms of the joint venture agreement (the “Agreement”), Baynard will contribute forty-nine acres of land located in Chiefland, Florida, valued at two million four hundred seventy thousand dollars ($2,470,000) for a thirty percent (30%) ownership interest in Chiefland Partners and will be paid, on a pro rata basis as the lots are sold, the market value of the land at the time of sales plus thirty percent(30%) of the audited net income from the Housing Project.  Siteworks, which will own seventy percent (70%) of Chiefland Partners, has agreed to secure additional financing, and perform the construction, management and marketing of the design process relating to the Housing Project and will be entitled to profits earned in accordance to its ownership interest in Chiefland Partners.  .

          A copy of the Agreement is filed herewith as Exhibit 10.1.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Joint Venture Agreement, dated February 7, 2007
99.1	Press Release, dated February 7, 2007

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2007
SBD INTERNATIONAL INC.

	By:	/s/ C. Michael Nurse

	Name:	C. Michael Nurse
	Title:	Chief Executive Officer